EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS THIRD QUARTER

DILUTED EARNINGS OF 42¢ PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF 17¢ PER SHARE

SOUTHPORT, CONNECTICUT, November 1, 2023--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the third quarter of 2023, net sales were $120.9 million and diluted earnings were 42¢ per share. For the corresponding period in 2022, net sales were $139.4 million and diluted earnings were $1.03 per share.

For the nine months ended September 30, 2023, net sales were $413.2 million and diluted earnings were $2.13 per share. For the corresponding period in 2022, net sales were $446.6 million and diluted earnings were $3.90 per share.

The Company also announced today that its Board of Directors declared a dividend of 17¢ per share for the third quarter for stockholders of record as of November 15, 2023, payable on November 29, 2023. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the third quarter of 2023, “Our third quarter sales and profitability decreased from last year, as overall firearms demand declined, creating a challenging, promotion-rich marketplace. We remained focused on the long-term, offering only modest promotions and adjusting the production rates on various product lines to better match demand, which reduced our overall production. While our decreased production hindered current period profitability, it resulted in only a nominal increase in our inventories and essentially flat distributor inventories during this seasonally slow quarter. Our debt-free balance sheet and diverse product offerings have us well positioned to capitalize when the firearms market rebounds.”

Mr. Killoy continued, “Our strategy remains unchanged as we stay focused on long-term shareholder value. To that end, new product development continues to be our priority. Earlier this week, we introduced the Ruger-made Marlin Dark Series lever-action rifles that will appeal to a broad variety of firearms enthusiasts interested in a more modern look and features to enhance the rifles’ classic design. In addition to our traditional new product introductions in 2023, including the Marlin 336 and 1894 Classic lever-action rifles and the Super Wrangler revolver, we continue to offer a variety of limited run distributor exclusive models across many of our product lines. We are also capitalizing on the opportunity to offer new Ruger pistols in California for the first time in 10 years, brought about by some recent changes in the pistol requirements. To date, four Ruger pistols were added to the California roster of certified handguns, including a Mark IV pistol, SR22 pistol, LCP pistol, and MAX-9 pistol. We look forward to introducing exciting new firearms in both the Ruger and Marlin brands and offering additional pistols to the California market in the coming months.”

Mr. Killoy concluded with an update from last week’s National Association of Sporting Goods Wholesalers Annual Exposition, “We were thrilled to be recognized by our wholesale customers with three industry awards at this year’s NASGW Show in Columbus, Ohio. We were named “Firearms Manufacturer of the Year”, and awarded “Best New Rifle” and “Best New Overall Product” for the Marlin Model 336. This was a great testament to our 1,800 loyal and hard-working associates.”

Mr. Killoy made the following observations related to the Company’s third quarter 2023 performance:

•	The estimated unit sell-through of the Company’s products from independent distributors to retailers decreased 8% in the first nine months of 2023 compared to the prior year period. For the same period, NICS background checks, as adjusted by the National Shooting Sports Foundation, decreased 7%.

•	Sales of new products, including the MAX-9 pistol, LCP MAX pistol, Marlin lever-action rifles, LC Carbine, Small-Frame Autoloading Rifle, Super Wrangler revolver, and the Security-380 pistol, represented $90.5 million or 22.7% of firearm sales in the first nine months of 2023. New product sales include only major new products that were introduced in the past two years.

•	Our profitability declined in the third quarter of 2023 from the third quarter of 2022 as our gross margin decreased from 28% to 20%. The lower margin was driven by:

o	unfavorable deleveraging of fixed costs resulting from decreased production,
o	increased sales promotional activity,
o	cost increases in materials, commodities, services, wages, energy, fuel and transportation, and
o	a product mix shift toward products with relatively lower margins.

•	During the third quarter of 2023, the Company’s finished goods inventory and distributor inventories of the Company’s products increased 16,100 units and 1,000 units, respectively.

•	Cash provided by operations during the nine months of 2023 was $17.3 million. At September 30, 2023, our cash and short-term investments totaled $120 million. Our current ratio is 4.5 to 1 and we have no debt.

•	In the first nine months of 2023, capital expenditures totaled $11.6 million related to new product introductions and upgrades to our manufacturing equipment and facilities. We expect our 2023 capital expenditures to approximate $20 million.

•	In the first nine months of 2023, the Company returned $107.8 million to its shareholders through the payment of our quarterly dividends and a $5.00 per share special dividend paid in January.

•	At September 30, 2023, stockholders’ equity was $335.5 million, which equates to a book value of $18.92 per share, of which $6.77 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the third quarter of 2023. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, November 2, 2023, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the third quarter operating results. Interested parties can listen to the webcast via this link or by visiting Ruger.com/corporate. Those who wish to ask questions during the webcast will need to pre-register prior to the meeting.

The Quarterly Report on Form 10-Q for the third quarter of 2023 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For almost 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	September 30, 2023	December 31, 2022

Assets

Current Assets
Cash	$13,559	$65,173
Short-term investments	106,451	159,132
Trade receivables, net	59,899	65,449

Gross inventories	150,021	129,294
Less LIFO reserve	(64,969)	(59,489)
Less excess and obsolescence reserve	(5,781)	(4,812)
Net inventories	79,271	64,993

Prepaid expenses and other current assets	14,780	7,091
Total Current Assets	273,960	361,838

Property, plant and equipment	458,332	447,126
Less allowances for depreciation	(388,531)	(370,273)
Net property, plant and equipment	69,801	76,853

Deferred income taxes	10,167	6,109
Other assets	46,422	39,963
Total Assets	$400,350	$484,763

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	September 30, 2023	December 31, 2022

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$29,736	$35,658
Dividends payable	—	88,343
Contract liabilities with customers	1,436	1,031
Product liability	406	235
Employee compensation and benefits	23,142	30,160
Workers’ compensation	6,467	6,469
Income taxes payable	—	1,171
Total Current Liabilities	61,187	163,067

Employee compensation	1,484	1,846
Product liability accrual	46	73
Lease liability	2,328	3,039

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2023 – 24,437,020 issued, 17,722,682 outstanding 2022 – 24,378,568 issued, 17,664,230 outstanding	24,437	24,378
Additional paid-in capital	45,828	45,075
Retained earnings	410,852	393,097
Less: Treasury stock – at cost 2023 – 6,714,338 shares 2022 – 6,714,338 shares	(145,812)	(145,812)
Total Stockholders’ Equity	335,305	316,738
Total Liabilities and Stockholders’ Equity	$400,350	$484,763

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022

Net firearms sales	$120,368	$138,771	$411,114	$444,615
Net castings sales	525	619	2,036	2,003
Total net sales	120,893	139,390	413,150	446,618

Cost of products sold	96,165	100,521	311,788	306,087

Gross profit	24,728	38,869	101,362	140,531

Operating expenses:
Selling	8,669	8,763	27,702	25,828
General and administrative	9,733	10,247	31,898	30,927
Total operating expenses	18,402	19,010	59,600	56,755

Operating income	6,326	19,859	41,762	83,776

Other income:
Interest income	1,454	730	4,147	951
Interest expense	(122)	(88)	(177)	(205)
Other income, net	431	490	1,082	2,092
Total other income, net	1,763	1,132	5,052	2,838

Income before income taxes	8,089	20,991	46,814	86,614

Income taxes	658	2,602	8,848	17,236

Net income and comprehensive income	$7,431	$18,389	$37,966	$69,378

Basic earnings per share	$0.42	$1.04	$2.14	$3.93

Diluted earnings per share	$0.42	$1.03	$2.13	$3.90

Weighted average number of common shares outstanding - Basic	17,722,682	17,668,435	17,705,280	17,643,473

Weighted average number of common shares outstanding - Diluted	17,889,089	17,825,797	17,828,710	17,770,120

Cash dividends per share	$0.36	$0.47	$6.10	$2.01

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended
	September 30, 2023	October 1, 2022

Operating Activities
Net income	$37,966	$69,378
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	19,576	20,120
Stock-based compensation	2,968	5,053
(Gain) loss on sale of assets	(4)	15
Deferred income taxes	(4,058)	(1,908)
Changes in operating assets and liabilities:
Trade receivables	5,550	(4,326)
Inventories	(14,278)	(17,655)
Trade accounts payable and accrued expenses	(5,967)	(5,315)
Contract liability with customers	405	—
Employee compensation and benefits	(8,129)	(11,774)
Product liability	144	(340)
Prepaid expenses, other assets and other liabilities	(15,704)	(2,985)
Income taxes payable	(1,171)	—
Cash provided by operating activities	17,298	50,263

Investing Activities
Property, plant and equipment additions	(11,637)	(17,206)
Proceeds from sale of assets	5	41
Purchases of short-term investments	(141,410)	(200,378)
Proceeds from maturities of short-term investments	194,091	235,041
Cash provided by investing activities	41,049	17,498

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(2,156)	(3,371)
Repurchase of common stock	—	(107)
Dividends paid	(107,805)	(35,474)
Cash used for financing activities	(109,961)	(38,952)

(Decrease) increase in cash and cash equivalents	(51,614)	28,809

Cash and cash equivalents at beginning of period	65,173	21,044

Cash and cash equivalents at end of period	$13,559	$49,853

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provides useful information to investors. These non-GAAP financial measures may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company calculates EBITDA margin by dividing EBITDA by total net sales.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022

Net income	$7,431	$18,389	$37,966	$69,378

Income tax expense	658	2,602	8,848	17,236
Depreciation and amortization expense	6,530	6,656	19,576	20,120
Interest income	(1,454)	(730)	(4,147)	(951)
Interest expense	122	88	177	205
EBITDA	$13,287	$27,005	$62,420	$105,988
EBITDA margin	11.0%	19.4%	15.1%	23.7%